Exhibit 10.120
Confidential
September 16, 2005
Mr. Robert Goldfarb
230 Golden Beach Drive
Golden Beach, FL 33160
Dear Rob:
     It is with great pleasure that I confirm your appointment to the position of Senior Vice President, General Counsel and Secretary for Andrx Corporation effective September 16,2005. In line with your promotion, the following changes have been made to the terms of your employment.
1.	Salary: Your annual base salary has been increased to $336,600.

2.	Reporting To: Chief Executive Officer.

3.	Bonus Opportunity: In your new position, you will be eligible for a bonus opportunity of up to 45% of earned salary in 2005. Consistent with our policy, your bonus opportunity will be prorated for 2005.

4.	Equity Compensation: A request will be made to the Compensation Committee of the Andrx Board of Directors to award you 10,000 additional restricted stock units for a total award of 22,500 units in 2005.

5.	Grade Level: Your position is graded at band level 12 in the Company’s job band structure.

6.	Termination Without Cause and Change of Control Provisions: In the event of termination without Cause or Change of Control, this letter shall supersede the provisions provided to you in the letter from Thomas Rice, Chief Executive Officer, dated January 5, 2005. In exchange for your agreement to and non-revocation of a Separation Agreement (the “Agreement”), Andrx will provide you with the following provisions:
A.	In the event that your employment is terminated by Andrx, without Cause, at any time prior to December 31, 2007, you shall be entitled to 24 months of compensation at your then current annual salary along with the continuation of medical and dental benefits at the usual employee rate for a period of 12-months.

B.	In the event that during the 18-month period following the occurrence of a Change of Control, Andrx or any successor entity terminates your employment without Cause or you terminate your employment for

Good Reason as defined herein, you shall be entitled to: (i) a lump sum payment of two years of your then current annual salary, (ii) a lump sum payment of two years of your target bonus at that time, (iii) the continuation of medical and dental benefits at the usual employee rate for a period of 1-year, (iv) the accelerated vesting of all outstanding equity awards, including but not limited to, stock options and restricted stock awards, (v) an amount representing a gross up for any federal, state and local income tax liability arising from any amounts payable pursuant to this agreement which are considered to be a “parachute payment” under Internal Revenue Code 280G and the regulations promulgated there under, and (vi) a 12-month career transition service.
     For the purpose of this agreement, “Change of Control” shall mean: (i) any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the ‘beneficial owner’ (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities representing forty percent (40%) or more of the combined voting power of the then outstanding securities, (ii) a merger, consolidation, share exchange, business combination, joint venture or similar transaction, as a result of which the stockholders of the Company prior to such transaction hold less than forty percent (40%) of the combined voting power of the then outstanding securities after giving effect to such transaction, (iii) any sale, lease, exchange, transfer or other disposition of all or substantially all of its assets of the Company, or (iv) the Company has filed a Current Report on Form 8-K reporting under current Item 5.01 (or other Item if subsequently renumbered or subsequent Item) that a change of control of the Company has occurred.
     “Cause” means any or all of the following: (i) any willful, reckless, or grossly negligent refusal or failure by you to perform the duties of your position; (ii) any willful, reckless, or grossly negligent conduct by you with regard to the Company’s business(es), assets, or employees; (iii) any conviction of you, or plea of guilty or no contest (nolo contendre) entered by you regardless of whether adjudication is withheld — as to any violation of federal, state, or local law, other than a minor traffic offense; (iv) any breach of any fiduciary duty owed to by you to the Company; (v) any breach by you of any of the terms of any employment agreement, including but not limited to any confidentiality and/or non-competition agreement or other restrictive covenant agreement; (vi) any falsification or misrepresentation by you of any records of the Company; (vii) any willful, reckless, or grossly negligent conduct by you which is injurious to or tends to bring discredit upon the Company; or (viii) any material violation by you of the Company’s policies or procedures, including those provided for in the Company’s Code of Conduct or Employee Handbook.

     “Good Reason” shall mean (i) any decrease in your salary without Cause, (ii) any material diminution in your job responsibilities or title without Cause or (iii) reassignment of or requirement for work in a location greater than 25 miles from your current work location.
     Rob, I would like to take this opportunity to congratulate you on your promotion and to wish you ongoing success in your new role. To signify your acceptance of these changes to the terms of your employment, please sign both copies of this letter agreement. Please return one to me as soon as possible, and retain the other for your file.

Sincerely,

Ian J. Watkins
Senior Vice President
Human Resources

AGREED TO AND ACCEPTED ON
THIS 8th DAY OF NOVEMBER, 2005

/s/ Robert I. Goldfarb

Confidential
January 5, 2005
Mr. Robert Goldfarb
230 Golden Beach Drive
Golden Beach, FL 33160
Dear Rob:
I am pleased to advise you that the Board of Directors (the “Board”) of Andrx Corporation (“Andrx’) has approved certain changes to the terms of your employment. These changes are subject to your continuing cooperation, commitment to and support of the strategic objectives set by the Board and myself, and are intended to both provide you with additional comfort in connection with those determinations, and to assure the Board and I of your cooperation, commitment and support in implementing those objectives:
•	In the event that your employment is terminated by Andrx at any time prior to December 31, 2007, without “Cause,” you shall be entitled to 12 months of compensation at your then current annual salary.

•	In the event that, during the 24 month period after a Change of Control of Andrx, your employment is terminated by Andrx or any successor entity without Cause or you voluntarily terminate your employment for Good Reason, you shall be entitled to:
(i)	12 months of your then current annual salary

(ii)	accelerated vesting of all outstanding stock options and restricted stock unit awards
     For purposes of this letter:
     “Change of Control” shall mean: (i) any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ‘beneficial owner’ (as defined in Rule 13(d) under the Exchange Act, directly or indirectly, of securities representing forty percent (40%) or more of the combined voting power of the then outstanding securities, (ii) a merger, consolidation, share exchange, business combination, joint venture or similar transaction, as a result of which the stockholders of the Company prior to such transaction hold less than forty percent (40%) of the combined voting power of the then outstanding securities after giving effect to such transaction, (iii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of Company, or (iv) where the Company has filed a Current Report on Form 8-K reporting under current Item 5.01 (or other Item if subsequently renumbered or subsequent Item) that a change of control of the Company has occurred;
     “Cause” shall mean (1) the commission of a criminal act by you, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by you in the performance of your job, (2) actions by you which cause Andrx’s reputation or image to materially suffer, (3) a breach by you of your Confidentiality and Non-Competition agreement, and (4) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee’s employment; and
     “Good Reason” shall mean any decrease in your salary without “Cause” or material diminution in responsibilities or title without “Cause” or the reassignment to an office 25 miles or more from your current office location.
     The changes reflected by this letter are not being offered to all Andrx employees. As such, it is extremely important that you keep the existence and terms of this letter, and the strategic matters we are preparing to undertake, extremely confidential.
     Rob, I would like to take this opportunity to thank you for your significant contribution to Andrx. Please acknowledge your understanding of the foregoing by signing and returning a copy of this letter to me as soon as possible.

Sincerely,

Thomas P. Rice
Chief Executive Officer

Agreed to and Accepted on
this 22nd day of March, 2005

/s/ Robert I. Goldfarb